Exhibit 99.1

Guidant Announces Preliminary, Unaudited 2005 Fourth Quarter Sales

Guidant Receives Anticipated FDA Follow-up Letter; No New Observations Cited

INDIANAPOLIS--(BUSINESS WIRE)--January 10, 2006--Guidant Corporation (NYSE:
GDT) today announced that management believes preliminary, unaudited fourth quarter sales will be approximately $828 million, reflecting a decline of approximately 15 percent versus the fourth quarter of 2004. Preliminary, unaudited U.S. and worldwide implantable defibrillator sales for the quarter are expected to be approximately $272 million and $372 million, representing declines of 23 percent and 19 percent compared to the fourth quarter of 2004. Fourth quarter sales are expected to be above the Company's previously announced guidance of $790 million to $820 million due primarily to higher U.S. implantable defibrillator sales.

The company also announced that it has received a follow-up letter from the U.S. Food and Drug Administration (FDA) related to the previously reported warning letter received from the FDA in late December 2005. The warning letter and follow-up letter both relate to the FDA's inspection of Guidant's Cardiac Rhythm Management facility in St. Paul, Minnesota. The follow-up letter makes no new observations on the company's Quality System.

Guidant management believes that the questions contained in both the warning letter and follow-up letter can be fully addressed and will be providing a written response to the FDA within 15 working days from January 5, 2006, as requested by FDA. Management anticipates that all company actions will be completed on or before their target dates and that the company will be ready for the FDA's follow-up inspection in mid 2006. Further, all of the company's products remain available for sale in all geographies in which they were previously approved. Guidant does not expect that any questions raised in either the warning letter or the follow-up letter will have a material impact on the business.

A copy of the FDA's letters, the Form 483 and Guidant's response to the Form 483 is available at www.guidant.com/physician/Form483/.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The Company develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.

NOTE TO MEDIA: For more information about Guidant, including products, services and patient profiles, please visit the company's newsroom at www.guidant.com/newsroom.

This release includes forward-looking statements concerning anticipated financial results. The statements are based on assumptions about many important factors, including trends affecting ICD and coronary stent sales; other clinical, regulatory, competitive, and market developments; reporting of final, audited results; progress with respect to the company's acquisition; and other factors identified on Exhibit 99.1 to the company's most recent 10-Q. Actual results may differ materially. The company does not undertake to update its forward-looking statements.

Contacts

Guidant Corporation
Steven Tragash, Corporate Communications, 317-971-2031
Andy Rieth, Investor Relations, 317-971-2061
Doug Hughes, Investor Relations, 317-971-2039